UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HUNGARIAN TELEPHONE AND CABLE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUNGARIAN TELEPHONE	1201 Third Avenue, Suite 3400
AND CABLE CORP.	Seattle, WA 98101-3034

Dear Stockholder:	April 15, 2005

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Hungarian Telephone and Cable Corp. (the “Company”) to be held at 10:00 a.m. local time, on May 19, 2005 at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019.

At the Annual Meeting the holders of Common Stock of the Company will consider and vote upon the election of directors and the ratification of the appointment of auditors. Your Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees named herein as directors and the ratification of the appointment of auditors.

The attached Proxy Statement more fully describes the matters to be voted upon at the Annual Meeting and also includes information concerning the Company. I urge you to read carefully the information contained in the Proxy Statement.

I hope that you will be able to attend the Annual Meeting. If you cannot attend, your shares of Common Stock can be represented by completing, signing and dating the enclosed proxy, and returning it in the envelope provided (which requires no postage if mailed in the United States). You may, of course, withdraw your proxy if you attend the Annual Meeting and choose to vote in person.

Sincerely,

Torben V. Holm
Chairman of the Board

HUNGARIAN TELEPHONE AND CABLE CORP.

1201 Third Avenue, Suite 3400

Seattle, Washington 98101-3034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Hungarian Telephone and Cable Corp., a Delaware corporation (the “Company”), will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019 on May 19, 2005, at 10:00 a.m., local time, for the following purposes:

1.	To elect six directors of the Company to serve until the 2006 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

2.	To ratify the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2005; and

to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors has fixed April 5, 2005 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be maintained for inspection by an eligible stockholder (for any purpose germane to the Meeting) during normal business hours at the U.S. office of the Company which is located at 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034, phone 206-654-0204.

Whether or not you plan to attend the Meeting in person, please mark, execute, date and return the enclosed proxy promptly in the envelope provided. Should you attend the Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

/s/ Peter T. Noone
Peter T. Noone
Secretary

Seattle, Washington

April 15, 2005

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

HUNGARIAN TELEPHONE AND CABLE CORP.

PROXY STATEMENT

i

HUNGARIAN TELEPHONE AND CABLE CORP.

1201 Third Avenue, Suite 3400

Seattle, Washington 98101-3034

April 15, 2005

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2004

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Hungarian Telephone and Cable Corp. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, to be held at 10:00 a.m. local time, on May 19, 2005 at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, or at any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are first being sent or given to stockholders on or about April 18, 2005.

At the Meeting, the stockholders of the Company are being asked to consider and vote upon: (i) the election of six directors of the Company to serve until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and (ii) the ratification of the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2005.

Voting Rights and Proxy Information

All shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of all nominees for director named below, and for the ratification of the appointment of auditors. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. Proxies should not be sent by the stockholder to the Company, but to Continental Stock Transfer & Trust Company, the Company’s Registrar and Transfer Agent, at 17 Battery Place South, 8th Floor, New York, New York 10004. A pre-addressed, postage-paid envelope is provided for this purpose.

A proxy delivered pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Peter T. Noone, Secretary, Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034.

Vote Required for Approval

The presence, in person or by proxy, of a majority of the shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the Meeting. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Meeting. Thus, abstentions and proxies returned by brokers as “non-votes” on behalf of shares held in “street name” will have no effect on the outcome of the election of directors. For the vote with respect to the ratification of the appointment of auditors, abstentions will have the same effect as a vote against such matter and proxies returned by brokers as “non-votes” will not affect the outcome of such vote. Proxies submitted which contain abstentions or broker “non-votes” will be deemed present at the Meeting in determining the presence of a quorum.

Your Board of Directors has unanimously approved the nomination of the persons named herein for election as directors and the Board’s audit committee has unanimously approved the appointment of KPMG Hungaria Kft. Accordingly, the Board recommends a vote FOR the election of the nominees named herein as directors and the ratification of the appointment of KPMG Hungaria Kft. as auditors for the fiscal year ended December 31, 2005.

Voting Securities

April 5, 2005 has been set as the record date (the “Record Date”) for determining stockholders entitled to notice of, and to vote at, the Meeting. As of the close of business on the Record Date, there were outstanding 12,724,938 shares of Common Stock. Each holder thereof is entitled to one vote per share.

Stock Ownership of Certain Beneficial Owners

The following table sets forth, as of April 15, 2005, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class (1)
TDC A/S Noerregade 21 0900 Copenhagen C, Denmark	10,799,782	(2)	69.6%

(1)	“Shares Beneficially Owned” includes shares held directly as well as shares which such entity may have the right to acquire within 60 days of April 15, 2005. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by such entity by the shares of Common Stock outstanding as of April 15, 2005 plus only those shares which such entity may have the right to acquire within 60 days of April 15, 2005.
(2)	Includes 300,000 shares of Common Stock which are issuable upon the conversion by TDC of its 30,000 shares of the Company’s Series A Preferred Stock and 2,500,000 shares of Common Stock which are issuable upon the exercise of warrants held by TDC with an exercise price of $10.00 per share. See “- Change in Control.”

Change in Control

In September 2004 TDC A/S (“TDC”) and Ashmore Investment Management (“Ashmore”), two existing stockholders of the Company, purchased the entire equity interest in the Company held by Citizens Communications Company (“Citizens”) for $13.2 million. TDC and Ashmore used their general investment funds for the purchase from Citizens. TDC purchased 1,383,544 shares of Common Stock and 18,000 shares of preferred stock convertible into 180,000 shares of Common Stock. Ashmore purchased 922,364 shares of Common Stock and 12,000 shares of preferred stock convertible into 120,000 shares of Common Stock. Following such transaction, TDC owned 41% of the Company’s outstanding Common Stock while Ashmore owned 22% of the Company’s outstanding Common Stock. TDC and Ashmore also entered into a stockholders agreement (the “Stockholders Agreement”) governing their rights and obligations to each other as stockholders of the Company.

On March 30, 2005, TDC reached an agreement to purchase Ashmore’s entire equity holdings in the Company for $79.9 million. Ashmore owned 2,750,936 shares of Common Stock (purchase price $53,643,252); warrants to purchase 2,500,000 shares of Common Stock at $10 per share with an expiration date of March 31, 2007 (purchase price $23,750,000); and 12,000 shares of the Company’s preferred stock which are convertible into 120,000 shares of Common Stock (purchase price $2,540,040). Following the closing of this transaction on April 12, 2005, TDC now owns 63% of the Company’s outstanding Common Stock and 66% of the Company’s outstanding Common Stock on a fully diluted basis.

TDC also purchased from Ashmore notes issued by the Company in the principal amount of $25 million that Ashmore held. TDC purchased the notes at face value. TDC used its own investment funds for the transaction. Following the closing of the transaction, the Stockholders Agreement between TDC and Ashmore was terminated. Since TDC purchased the shares in the Company held by Ashmore after the April 5, 2005 record date, Ashmore has given TDC the authority to vote at the Meeting the shares held in Ashmore’s name as of the record date.

Stock Ownership of Management

The following table sets forth, as of April 15, 2005, certain information as to the shares of Common Stock beneficially owned by an executive officer and certain officers of the Company, and as to the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class(1)
Current Officers and Employees
Ole Bertram	451,968	(2)	3.4
William T. McGann	128,023	(3)	1.0
Peter T. Noone	100,330	(4)	*
Directors and Executive Officers as a Group (5 persons)	559,968	(5)	4.2

*	Less than one percent
(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 15, 2005 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual (or group) by the shares of Common Stock outstanding as of April 15, 2005 plus only those shares which the individual (or group) has the right to acquire within 60 days of April 15, 2005.
(2)	Includes 100,000 shares subject to options presently exercisable at $4.86 per share, 100,000 shares subject to options presently exercisable at $4.72 per share, 100,000 shares subject to options presently exercisable at $7.46 per share and 100,000 shares subject to options presently exercisable at $9.39 per share, granted pursuant to Mr. Bertram’s employment agreement. See “Election of Directors - Employment Agreements.”
(3)	Includes 10,000 shares subject to options presently exercisable at $4.86 per share, 20,000 shares subject to options presently exercisable at $4.72 per share, 20,000 shares subject to options presently exercisable at $7.46 per share, 40,000 shares subject to options presently exercisable at $9.39 per share and 35,000 shares subject to options presently exercisable at $13.01 per share. See “Election of Directors – Employment Agreements.”
(4)	Includes 15,000 shares subject to options presently exercisable at $4.86 per share, 20,000 shares subject to options presently exercisable at $4.72 per share, 20,000 shares subject to options presently exercisable at $7.46 per share, 20,000 shares subject to options presently exercisable at $9.39 per share and 20,000 shares subject to options presently exercisable at $13.01 per share granted pursuant to Mr. Noone’s employment agreement. See “Election of Directors - Employment Agreements.”
(5)	Does not include shares reported to be beneficially owned by TDC A/S. Torben V. Holm and Jesper Helmuth Larsen, directors of the Company, serve as officers of TDC A/S. See “- Stock Ownership of Certain Beneficial Owners.”

I. ELECTION OF DIRECTORS

General

Pursuant to the Company’s By-laws, directors are elected to serve for a one-year term or until their respective successors have been elected and qualified. Three of the six nominees are incumbent directors who were elected at the last annual meeting of stockholders. One nominee is an incumbent director who was elected by the Board in December 2004 to fill a vacancy. Two nominees were designated by TDC to replace Torben Holm as a TDC representative and provide one more representative from TDC. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as described below, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

Current Directors and Nominees for Director

The table below sets forth certain information, as of April 15, 2005, regarding the Company’s current Board of Directors and nominees for election to the Board of Directors, including beneficial ownership of Common Stock.

Name	Age	Position(s) Held in the Company	Director Since	Shares Beneficially Owned (1)		Percent of Class (1)
Current Directors who are Nominees for Election
Ole Bertram	69	Director, President and Chief Executive Officer	1997	451,968	(2)	3.4
Jesper Helmuth Larsen	38	Director	2004	1,000	(3)	*
John B. Ryan	74	Director	1992	43,000	(4)	*
William E. Starkey	69	Director	1996	42,000	(4)	*

Other Current Director
Torben V. Holm	54	Director	1999	22,000	(5)	*

Other Nominees for Election
Kim Frimer	45			0	(6)	*
Christian Eyde Moeller	41			0	(6)	*

*	Less than one percent
(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 15, 2005 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual by the shares of Common Stock outstanding as of April 15, 2005 plus only those shares which the individual has the right to acquire within 60 days of April 15, 2005.
(2)	Includes 100,000 shares subject to options presently exercisable at $4.86 per share, 100,000 shares subject to options presently exercisable at $4.72 per share, 100,000 shares subject to options presently exercisable at $7.46 per share and 100,000 shares subject to options presently exercisable at $9.39 per share granted pursuant to Mr. Bertram’s employment agreement. See “ - Employment Agreements.”
(3)	Consists of 1,000 shares granted from the Company’s 2004 Long-Term Incentive Plan which vest in May 2005. Does not include shares reported to be beneficially owned by TDC A/S. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction – Change in Control.” Mr. Larsen is currently an officer with TDC A/S.
(4)	Includes 10,000 shares subject to options presently exercisable at $9.44 per share, 5,000 shares subject to options presently exercisable at $6.78 per share, 5,000 shares subject to options presently exercisable at $6.00 per share, 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, 5,000 shares subject to options presently exercisable at $5.78 per share, and 5,000 shares subject to options presently exercisable at $10.89 per share granted from the Company’s Non-Employee Director Stock Option Plan. Also includes 2,000 shares granted from the Company’s 2004 Long-Term Incentive Plan which vest in May 2005.
(5)	Does not include shares reported to be beneficially owned by TDC A/S. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction – Change in Control.” Mr. Holm is currently an officer of TDC A/S. Mr.Holm’s shares include 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, 5,000 shares subject to options presently exercisable at $5.78 per share, and 5,000 shares subject to options presently at $10.89 per share granted from the Company’s Non-Employee Director Stock Option Plan. Also includes 2,000 shares granted from the Company’s 2004 Long-Term Incentive Plan which vest in May 2005.
(6)	Does not include shares reported to be beneficially owned by TDC A/S. See “Introduction - Stock Ownership of Certain Beneficial Owners” and “Introduction – Change in Control.” Messrs. Frimer and Moeller are currently officers of TDC A/S.

Ole Bertram. Mr. Bertram was appointed as the Company’s President and Chief Executive Officer effective January 1, 1999. Prior to joining the Company, Mr. Bertram was the Senior Vice President of Tele Danmark International since 1997. Prior to that, Mr. Bertram was Technical Director of Tele Danmark International from 1995 to 1997, and Technical Director and Vice President of the Copenhagen Telephone Company from 1988 to 1995. Mr. Bertram recently announced that he will retire from his roles as the Company’s President and Chief Executive Officer in May 2005 but will remain on the Company’s Board of Directors.

Kim Frimer. Mr. Frimer has been with TDC since 1992. He is currently the President of TDC Solutions. TDC Solutions is TDC’s business unit that provides communications services primarily in Denmark and the Nordic countries. Its services include landline telephony services, convergence products (combined landline and mobile telephony), broadband solutions, data communications services and Internet services. From 2001 to 2004, Mr. Frimer was the Chief Executive Officer of TDC’s Swiss telecommunications subsidiary, TDC Switzerland. He was the President of TDC’s German subsidiary Talkline AG from 1999 to 2001. TDC has designated Mr. Frimer to replace Torben Holm as one of three representatives from TDC on the Company’s Board of Directors. TDC owns 63% of the Company’s outstanding Common Stock. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Change in Control.”

Torben V. Holm. Mr. Holm is the head of TDC’s Corporate Business Development department. From 1994 to 2000 Mr. Holm was a Senior Vice President of Tele Danmark International (part of TDC). Mr. Holm is a member of the boards of several communications companies in which TDC holds investments. TDC owns 63% of the Company’s outstanding Common Stock. Mr. Holm is one of two representatives of TDC currently on the Company’s Board of Directors. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. The Company recently appointed Mr. Holm to replace Mr. Bertram as the Company’s President and Chief Executive Officer but Mr. Holm will not seek reelection to the Company’s Board of Directors. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Change in Control.”

Jesper Helmuth Larsen. Mr. Larsen has been the Chief Financial Officer of TDC Solutions since 2002. Prior to that Mr. Larsen was the chief financial officer from 2000 to 2002 of Polkomtel, a Polish cellular phone provider owned by TDC and others, including Vodafone. Prior to that, Mr. Larsen held various financial positions within TDC. TDC owns 63% of the Company’s outstanding Common Stock. Mr. Larsen is one of two representatives of TDC currently on the Company’s Board of Directors. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Change in Control.”

Christian Eyde Moeller. In March 2005, Mr. Moeller was appointed as the head of international operations for TDC Solutions, where he is responsible for the expansion of TDC’s existing wireline operations in Europe. Prior to joining TDC, Mr. Moeller was Sprint’s regional President responsible for all of Sprint’s operations within Europe, Asia Pacific and Australia. Mr. Moeller was with Sprint from 2002 to 2005. Prior to Sprint, Mr. Moeller was with Ebone (GTS), a European broadband IP and optical networking company, where he served as the regional Vice President responsible for operations in Northern Europe. TDC owns 63% of the Company’s outstanding Common Stock. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Change in Control.”

John B. Ryan. Mr. Ryan has been a financial consultant since 1988. From 1984 through 1987 he was a Senior Vice President and member of the Executive Committee of Josephthal & Co., Inc., a member of the New York Stock Exchange. From 1967 to 1984, he was a General Partner, Director of Compliance and a member of the Executive Committee of Herzfeld & Stern, a member of the New York Stock Exchange. He is a member of the Arbitration Panel of the New York Stock Exchange, the National Association of Securities Dealers and the American Arbitration Association.

William E. Starkey. Mr. Starkey is currently a consultant. He was with GTE Corporation from 1964 to 1993, when he retired as a Senior Executive. While at GTE, he held various posts involving operations, marketing and customer service, regulatory, human resources, information systems, management and planning. He was the Chairman of the Tampa Chamber of Commerce in 1990 and the Chairman of Enterprise Corporation from 1994 to 1996 (a private non-profit organization, with over 60 employees providing management, technical and financial assistance to small- and medium-sized companies). Mr. Starkey also served as the interim Director of the Port of Tampa from 2004 to March 2005.

Committees and Meetings of the Board of Directors

The Board of Directors held nine meetings during the fiscal year ended December 31, 2004. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and Board committees that were held during the 2004 fiscal year while he was a member of the Board or committee. While the Board of Directors does not have a formal policy regarding attendance at annual stockholders meetings, the Board encourages the directors to attend the annual meeting of stockholders. All of the directors then serving attended the 2004 annual meeting of stockholders.

The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors does not have a separately designated nominating committee. The Company does not have a nominating committee charter.

The full Board of Directors fulfills the role of a nominating committee. Each of the directors participates in the consideration of director nominees. It is the position of the Board of Directors that it is appropriate for the Company not to have a separate nominating committee because the size and composition of the Board of Directors enables it to adequately fulfill the functions of a standing nominating committee. The American Stock Exchange does not require the Company to have a separate nominating committee but does require that board nominees be selected by a either a nominating committee comprised solely of independent directors or by a majority of the independent directors. The Company has considered all of the directors, except for Mr. Bertram as a member of management, independent within the meaning of such term in the listing standards of the American Stock Exchange. Given TDC’s purchase on April 12, 2005 of Ashmore’s equity stake in the Company which increased TDC’s percentage ownership interest in the outstanding Common Stock to 63%, the Company is reevaluating the independence, within the meaning of such term in the American Stock Exchange listing standards, of the TDC representatives on the Company’s Board.

The Board of Directors will consider nominees recommended by stockholders although, to date, it has not actively solicited such nominations. Such recommendations about nominees should be submitted in writing to the Secretary of the Company at the principal U.S. office of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual stockholders’ meeting (provided, however, that in the event that the date of the annual stockholders’ meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual stockholders’ meeting and not later than the close of business on the later of the 90th day prior to such annual stockholders’ meeting or the 10th day following the day on which public announcement of the date of such stockholders’ meeting is first made by the Company). The written recommendation must include: (1) the name and address of the stockholder making the recommendation and the beneficial owner, if any, on whose behalf the nomination is made; (2) the number of shares of Common Stock which are owned of record and beneficially by such stockholder and such beneficial owner; (3) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to stockholders owning at least the percentage of the Company’s outstanding Common Stock required to elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such nomination; (5) all information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission; and (6) the written consent of the director candidate to being named in the proxy as a nominee and to serving as a director if elected. The Board of Directors may refuse to consider the recommendation of any person not made in compliance with this procedure.

In 2004, the Board of Directors established a policy regarding the director nomination process (“Nomination Policy”). The Nomination Policy contains both specific minimum qualifications for Board recommended nominees as well as specific qualities or skills that the Board believes are necessary for one or more of its directors to possess. The specific, minimum qualifications a Board recommended nominee must possess are: the highest ethical character; the ability to read and understand financial statements; be over 21 years of age; no significant and material conflicts; the necessary time to devote to board duties; and the ability to represent the interests of all the Company’s shareholders. The specific qualities or skills that the Board believes are necessary for one or more of its directors to possess are: the relevant expertise and experience and the ability to offer advice and guidance to the Company’s Chief Executive Officer; the ability to evaluate management performance objectively; the necessary independence or financial expertise that may be required; the skills, experience and background to complement the other directors; and the likelihood of a constructive working relationship with the rest of the Board. The Nomination Policy contains a process for identifying Board candidates which includes using the network of Board contacts, engaging a search firm and considering independent candidates recommended by the Company’s stockholders. The Nomination Policy also contains a procedure for evaluating nominees. Nominees are evaluated by the Board using the criteria summarized above. At its discretion, the Board can use questionnaires, interviews, and additional background and reference checks. Incumbent directors will be evaluated based on their participation and performance. With respect to the Company’s nominees for the 2005 to 2006 Board term, TDC designated Messrs. Frimer, Larsen and Moeller as their representatives on the Company’s Board of Directors.

The members of the Compensation Committee are John B. Ryan and William E. Starkey (Chairman). The Compensation Committee held seven meetings during the fiscal year ended December 31, 2004. The functions of the Compensation Committee include: administering the 2004 Long-Term Incentive Plan; negotiating and determining the compensation of executive officers; and determining the compensation of all other officers. See “- Compensation Committee Report on Executive Compensation.”

The members of the Audit Committee are Jesper Helmuth Larsen, John B. Ryan (Chairman), and William E. Starkey. Mr. Larsen joined the Audit Committee upon his election to the Board in December 2004. Mr. Larsen replaced Thomas Gelting as a member of the Audit Committee. The Board has determined that Mr. Larsen is an “audit committee financial expert”, within the meaning of Securities and Exchange Commission regulations. The Company has considered all of the members of the Audit Committee independent within the meaning of such term in the Securities and Exchange Commission regulations and the listing standards of the American Stock Exchange. Mr. Gelting was also considered independent. Given TDC’s purchase on April 12, 2005 of Ashmore’s equity stake in the Company which increased TDC’s percentage ownership interest in the outstanding Common Stock to 63%, the Company is reevaluating the independence, within the meaning of such term in the American Stock Exchange listing standards, of Mr. Larsen. The Audit Committee has adopted a written charter which was included as an attachment to the Company’s proxy statement for its 2004 annual meeting of stockholders. The Audit Committee’s duties include, among other duties: the appointment, retention, compensation and oversight of the independent auditors; reviewing the independence, experience, qualifications and performance of the independent auditors; the pre-approval of all audit and non-audit services to be performed by the independent auditors; reviewing and discussing with management and the independent auditors the audited annual financial statements and quarterly unaudited financial statements; reviewing the scope and results of the audits performed; reviewing the adequacy and operation of the Company’s financial reporting and internal controls, as well as the disclosure controls and procedures; reviewing and approving related party transactions; monitoring compliance with the Company’s Code of Ethics; and performing such other duties or functions with respect to the Company’s accounting, financial and operating controls as deemed appropriate by it or the Board of Directors. During the fiscal year ended December 31, 2004 the Audit Committee held four meetings. All of the 2004 Audit Committee meetings were held prior to the time that Mr. Larsen joined the Audit Committee. See “- Report of the Audit Committee.”

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

March 29, 2005

To the Board of Directors of Hungarian Telephone and Cable Corp.:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2004.

We have discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Members of the Audit Committee

Jesper Helmuth Larsen

John B. Ryan, Chairman

William E. Starkey

Compensation Committee Report on Executive Compensation

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

General. The Company’s compensation policy is designed to motivate, reward and retain the managerial and technical talent needed to achieve the Company’s business objectives. This policy provides for incentives to achieve short- and long-term objectives and rewards exceptional performance and accomplishments that contribute to the Company’s business. Compensation arrangements for the Company’s officers have been designed to align such compensation with the achievement of the Company’s business objectives and growth strategy. The Compensation Committee determines the compensation of the Company’s officers. The Compensation Committee directly determines the Chief Executive Officer’s compensation and, with input from the Chief Executive Officer, determines the compensation of the other officers. The Chief Executive Officer is given authority, within certain limits, to determine the compensation of the rest of the Company’s employees

Employment Contracts. The Company has secured the services of three of its long serving top officers, including the Chief Executive Officer, with employment agreements which have indefinite terms. Such agreements can be terminated by either party following required notice periods. These employment agreements have fixed based salaries that are adjusted annually, option grants to provide incentive to build shareholder value and, in the case of the Chief Executive Officer, an annual target cash bonus. The agreements also have protection in the event of termination of employment without cause, which provisions are intended to retain such officers so that they can focus on the Company and its goals. Each of the agreements also addresses the possibility of a change in control of the Company so that the officers can focus on the Company and its goals without the distraction of concern about the future ownership of the Company. In determining bonuses, the Compensation Committee has taken into account the weakened value of the U.S. dollar. In order to avoid the problems associated with currency fluctuations, the Compensation Committee has begun the transition from dollar-based employment agreements for its officers and top employees to euro-based employment agreements since the value of the Hungarian forint is more closely associated with the euro than the U.S. dollar.

Chief Executive Officer’s 2004 Compensation. During 2004, the Compensation Committee provided Mr. Bertram with a base salary based on comparable industry standards and an annual grant of options also based on comparable industry standards. The options are intended to provide Mr. Bertram with incentive to increase the Company’s value. The employment agreement with Mr. Bertram also provides for a potential annual cash bonus tied to certain Company objectives established by the Compensation Committee. In February 2004, the Compensation Committee awarded Mr. Bertram a bonus of $125,000, which was based on the achievement of Company objectives set in 2003 relating to revenues, operating income, line connections, revenue per subscriber and other strategic goals. The cash bonus also reflected the continuing devaluation of the U.S. dollar. In 2004, the Compensation Committee agreed to award Mr. Bertram a special cash bonus of $600,000 for his efforts in securing the PanTel acquisition and the related financing. The Compensation Committee recognized the transforming nature of this transaction for the Company and wanted to reward Mr. Bertram for his efforts and sacrifices in bringing the transaction to a close. With the PanTel transaction complete, such bonus is now payable to Mr. Bertram. After a review of Mr. Bertram’s employment agreement and his service to the Company both as a director and executive officer since 1997, the Compensation Committee agreed to award Mr. Bertram with a one-time lump sum payment payable at his retirement equal to six months pay at the monthly rate in effect upon his retirement. Mr. Bertram recently announced that he will retire in May 2005. In March 2005, the Compensation Committee awarded Mr. Bertram an annual cash bonus of

$100,000, which was based on the achievement of Company objectives set in 2004 relating to revenues, operating income, line connections, revenue per subscriber and other strategic goals. The Company also changed Mr. Bertram’s cash compensation for 2005 from U.S. dollars to euros and set his 2005 base cash compensation amount at EUR 310,000 (including a housing allowance).

In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended, the effect of which is to eliminate the deductibility of compensation of over $1 million, with certain exceptions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. To date, the annual compensation of the Company’s current officers has been below the $1 million threshold. The Company’s equity compensation plan has certain rewards which would qualify for certain performance-based exceptions to the limitations on deductibility.

Members of the Compensation Committee

John B. Ryan

William E. Starkey, Chairman

Standard Remuneration of Directors and Other Arrangements

The Company has a compensation structure for the Company’s non-employee directors pursuant to which the Chairman (Mr. Holm) is to be compensated with a fixed quarterly fee of $3,000, a per meeting fee of $1,100 for meetings held in-person and a per meeting fee of $550 for meetings held via telephonic conference call. The other directors are compensated with a fixed quarterly fee of $2,500, a per meeting fee of $800 for meetings held in-person and a per meeting fee of $400 for meetings held via telephonic conference call. The non-employee directors also received 2,000 shares of Common Stock, or a pro-rated amount of shares, for their 2004 to 2005 Board service. Such shares vest upon the completion of the one-year board term in May 2005. For Committee meetings, the directors are paid a per meeting fee of $1,000 ($2,000 for the Chairman) for meetings held in-person and a per meeting fee of $500 ($1,000 for the Chairman) for meetings held via telephonic conference call. The Chairman of each committee also receives a $2,500 fixed quarterly fee. The Company also reimburses the directors for out-of-pocket expenses.

Executive Compensation

The following table sets forth certain information, for each of the Company’s last three fiscal years, with respect to compensation awarded to the Company’s Chief Executive Officer and certain current officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2004 (collectively, the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award ($)(4)	Securities Underlying Options (#)	All Other Compensation ($)(5)
Ole Bertram President and Chief Executive Officer	2004 2003 2002	280,000 270,000 260,000	125,000 127,340 95,000	36,000 36,000 36,000	— 246,500 —	100,000 100,000 100,000	30,000 30,000 30,000

William T. McGann Controller and Treasurer	2004 2003 2002	150,867 113,263 102,376	89,112 62,240 40,000	58,396 48,359 38,410		40,000 20,000 20,000	63,172 50,774 50,774

Peter T. Noone General Counsel and Secretary	2004 2003 2002	182,560 172,500 170,000	25,000 25,000 20,000	7,439 5,553 —		20,000 20,000 20,000	86,925 — —

(1)	Consists of salaries paid pursuant to employment agreements. See “- Employment Agreements.”
(2)	The bonuses paid in 2003 and 2004 to Messrs. Bertram and McGann include additional cash compensation to reflect some currency devaluation.
(3)	The amounts reported for Mr. Bertram’s “Other Annual Compensation” consist of an annual housing allowance in the amount of $36,000. Mr. McGann’s “Other Annual Compensation” includes an annual housing allowance in the amount of $36,000 for 2002 and 2003, and $40,671 for 2004. Mr. Noone’s “Other Annual Compensation” consists of payments to Mr. Noone of $2,502 and $3,500 for certain out-of-pocket medical and dental expenses in 2003 and 2004, respectively, and $3,051 and $3,939 for certain insurance costs in 2003 and 2004, respectively.
(4)	The Compensation Committee agreed to award Mr. Bertram 25,000 shares of Common Stock provided he remained in the employment of the Company through December 31, 2003. After a tax withholding, Mr. Bertram received a net amount of 15,500 shares which do not have any restrictions.
(5)	All amounts reported for Messrs. Bertram and McGann consist of Company contributions to a certain vested pension plan. The amount reported in 2004 for Mr. Noone consists of the retirement by the Company of an in-the-money employee option.

The following table sets forth certain information with respect to options granted to the Named Executives during the fiscal year ended December 31, 2004.

Option Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)	Expiration Date	5% ($)	10% ($)
Ole Bertram	100,000	62.5	9.39	12/31/13	590,532	1,496,524
William T. McGann	40,000	25.0	9.39	12/31/13	236,213	598,609
Peter T. Noone	20,000	12.5	9.39	12/31/13	118,106	299,305

The options granted to Mr. Bertram in 2004 were exercisable in full on December 31, 2004. The options granted to Messrs. McGann and Noone were exercisable beginning on the date of grant.

The following table summarizes the exercise of stock options during fiscal 2004 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the 2004 fiscal year.

Aggregated Option Exercise in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year- End Exercisable/ Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End Exercisable/Unexercisable
Ole Bertram	—	—	500,000/—	$3,964,000/—
William T. McGann	—	—	95,000/—	$670,550/—
Peter T. Noone	15,000	108,150	75,000/—	$575,700/—

Employment Agreements

Ole Bertram - Mr. Bertram’s current employment agreement provides for an indefinite term with current annual cash compensation of EUR 310,000. The agreement also provides for a potential target cash bonus of $100,000 and an annual award of a ten-year option to purchase at least 100,000 shares of Common Stock. The cash bonus is tied to certain corporate objectives set by the Compensation Committee. The options vest every six months in 50,000 share increments. The employment agreement for Mr. Bertram provides that if Mr. Bertram’s employment is terminated by the Company other than for cause, or if Mr. Bertram terminates the agreement due to a demotion other than for cause or because of a change in control of the Company, Mr. Bertram would be entitled to receive (i) six months’ salary, (ii) payment of any accrued entitlement to salary, expenses and allowances, and (iii) the immediate vesting and release of any unvested options. Mr. Bertram also has the right to terminate the agreement upon six months notice. The Company must give Mr. Bertram six months notice prior to termination by the Company for other than cause. In 2004, the Compensation Committee agreed to provide Mr. Bertram with a one-time lump sum payment payable at his retirement equal to six months pay at the monthly rate in effect upon his retirement. Mr. Bertram recently announced that he would retire in May 2005.

William T. McGann - Mr. McGann, age 33, has been with the Company since 1998 and serves as the Company’s Controller and Treasurer. Mr. McGann’s employment agreement provides for an indefinite term with a current annual aggregate compensation of EUR 240,000. The agreement also provides for an annual award of ten-year options to purchase at least 35,000 shares of Common Stock. Mr. McGann is eligible to receive an annual performance bonus at the Company’s discretion consisting of either cash, stock, additional stock options or a combination thereof. The agreement provides that if Mr. McGann’s employment is terminated by the Company without cause, or if Mr. McGann terminates the agreement due to a demotion or reduction in compensation other than for cause, Mr. McGann would be entitled to receive severance benefits including 18 months of compensation and 18 months of health insurance coverage. Mr. McGann would also keep the existing terms of his outstanding options The Company must give Mr. McGann six months notice prior to termination by the Company for other than cause. If such termination of employment occurs within one year following a “change in control” of the Company, Mr. McGann would be entitled to an additional six months compensation and an additional six months of health insurance coverage. Mr. McGann can also terminate the agreement for any reason upon three months notice and, upon such termination of employment, Mr. McGann would be entitled to receive six months compensation and six months of health insurance coverage.

Peter T. Noone - Mr. Noone, age 42, has served as the Company’s General Counsel and Secretary since 1996. Mr. Noone’s employment agreement provides for an indefinite term with a current annual aggregate compensation of $210,000. The agreement also provides for an annual award of ten-year options to purchase at least 20,000 shares of Common Stock. Mr. Noone is eligible to receive an annual performance bonus at the Company’s discretion consisting of either cash, stock, additional stock options or a combination thereof. The agreement provides that if Mr. Noone’s employment is terminated by the Company without cause, or if Mr. Noone terminates the agreement due to a demotion or reduction in compensation other than for cause, Mr. Noone would be entitled to receive severance benefits including 12 months of compensation and 12 months of health insurance coverage. Mr. Noone would also keep the existing terms of his outstanding options The Company must give Mr. Noone six months notice prior to termination by the Company for other than cause. If such termination of employment occurs within one year following a “change in control” of the Company, Mr. Noone would be entitled to an additional six months compensation and an additional six months of health insurance coverage. Mr. Noone can also terminate the agreement for any reason upon three months notice and, upon such termination of employment, Mr. Noone would be entitled to receive six months compensation and six months of health insurance coverage.

The Company has entered into an employment agreement with Jan Mulder, age 41, to retain Mr. Mulder’s services as the Chief Executive Officer of PanTel which the Company acquired in February 2005. Mr. Mulder has been with PanTel since 2000.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are John B. Ryan and William E. Starkey (Chairman). Leonard Tow, a former director of the Company, served on the Compensation Committee until his resignation from the Board in November 2004. Michael Fortier was appointed to the Compensation Committee upon his election to the Board in December 2004 but resigned from the Board on April 12, 2005 following the sale of Ashmore’s debt and equity holdings in the Company to TDC. No member of the committee was ever an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Certain Relationships and Related Transactions

TDC now owns 63% of the Company’s outstanding Common Stock, 30,000 shares of preferred stock convertible into 300,000 shares of Common Stock and warrants enabling it to purchase 2,500,000 shares of Common Stock at $10 per share with a warrant expiration date of March 31, 2007. TDC also owns $25 million of notes issued by the Company which mature in March 2007. On April 12, 2005, the Company appointed Torben V. Holm, the Company’s Chairman, to replace Ole Bertram as the Company’s President and Chief Executive Officer in May 2005. Mr. Holm, currently an officer with TDC, is not a nominee for reelection to the Board for the 2005 to 2006 term. Mr. Holm will remain an employee of TDC, but the Company has not yet worked out the financial arrangements pursuant to which Mr. Holm will serve as the Company’s President and Chief Executive Officer.

Indebtedness of Management

No director, executive officer, nominee for election as a director of the Company, or any person or entity related to such persons has been indebted to the Company or any of its subsidiaries at any time during the last fiscal year in an amount in excess of $60,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and beneficial owners of over 10% of the Common Stock to file reports of holdings and transactions in the Common Stock. Based upon a review of the Forms 3, 4 and 5 required to be filed by such directors, officers and beneficial owners pursuant to Section 16(a) for the Company’s fiscal year ended December 31, 2004, the Company has identified two reports that were filed late. TDC filed one Form 4 late with respect to one transaction. Ashmore filed one Form 4 late with respect to one transaction.

Stock Performance Graph

The line graph on the following page compares the cumulative total stockholder return of the Company’s Common Stock to the cumulative total return of (i) the American Stock Exchange Market Index and (ii) a telecommunications industry index, for the period commencing January 1, 2000 and ending December 31, 2004. The graph assumes that $100 was invested on January 1, 2000, with any dividends reinvested on the date paid. The graph shows as of December 31st for each of the five years the hypothetical value of such initial $100 investment.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,

AMEX MARKET INDEX AND TELECOMMUNICATIONS INDUSTRY INDEX

	1999	2000	2001	2002	2003	2004
Hungarian Telephone and Cable Corp.	$100.00	79.31	63.45	108.55	136.00	198.62
Telecommunications Industry Index	100.00	54.38	37.40	27.93	35.19	39.72
Amex Market Index	100.00	98.77	94.22	90.46	123.12	140.99

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees named herein as directors.

II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Audit Committee has reappointed the Company’s existing independent auditors KPMG Hungaria Kft. (“KPMG”) as independent auditors of the Company for the fiscal year ending December 31, 2005, subject to the ratification of the appointment by the Company’s stockholders. In the event the Company’s stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Information regarding KPMG’s fees for 2004 and 2003 is provided under “Fees to Independent Auditors for 2004 and 2003” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

A representative of KPMG Hungaria Kft. is invited to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Fees to Independent Auditors for 2004 and 2003

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports for 2004 and 2003 and fees billed for audit-related services, tax services and all other services rendered by KPMG for 2004 and 2003.

	2004	2003
	(in thousands)	(in thousands)
Audit Fees	347	296
Audit-Related Fees	41	112
Tax Fees	156	21
All Other Fees	1	1

The services rendered by KPMG comprising “Audit Fees” consist of the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly filings on Form 10-Q and certain other services customarily provided in connection with statutory and regulatory filings and the audit engagement.

“Audit-Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under “Audit Fees”. The “Audit-Related Services” services provided by KPMG include advice on various U.S. and Hungarian accounting issues and certain due diligence services with respect to the PanTel acquisition.

“Tax Fees” cover tax compliance, tax advice and tax planning. The services rendered by KPMG comprising the “Tax Fees” consist of services with respect to the tax analysis of the structure of the PanTel transaction, assistance in the preparation of certain individual Hungarian income tax returns (ex-patriate tax compliance), assistance with the Company’s U.S. tax compliance, and a capital structure tax analysis.

The services rendered by KPMG comprising “All Other Fees” consist of translation services.

All audit services, audit-related services, tax services and other services provided by KPMG in connection with the 2003 and 2004 fiscal years were pre-approved by the Audit Committee. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”). The Pre-Approval Policy provides for the Audit Committee to specifically pre-approve the annual audit services engagement. The Pre-Approval Policy provides for pre-approval of specifically described audit-related services, tax services and other services within certain thresholds. Individual engagements anticipated to exceed pre-established thresholds and other services not specifically described must be separately approved. The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG Hungaria Kft. as the Company’s independent auditors for the fiscal year ending December 31, 2005.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2006 Proxy Statement for the Company’s Annual Meeting of Stockholders to be held in 2006. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than December 20, 2005. A shareholder proposal for the Company’s 2006 Annual Meeting of Stockholders which is submitted outside the processes of Rule 14a-8 is considered untimely if the Company did not have notice of such proposal at least 45 days before the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders. For the Company’s 2006 Annual Meeting of Stockholders, such date is March 4, 2006. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may send written communications to the Company’s Board of Directors c/o Secretary, Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034. All written communications from stockholders regarding legitimate Company business will be delivered to the Board of Directors.

OTHER BUSINESS

The Board of Directors is not aware of any matter other than the matters described above to be presented for action at the Meeting. However, if any other proper items of business should come before the Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

EXPENSES OF SOLICITATION

The Company will pay the expenses of this proxy solicitation. In addition to solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them, and the Company may reimburse them for certain reasonable out-of-pocket expenses incurred by them in connection therewith.

By Order of the Board of Directors,

Torben V. Holm, Chairman of the Board

April 15, 2005

Seattle, WA

Appendix A

PROXY	HUNGARIAN TELEPHONE AND CABLE CORP.	PROXY

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints TORBEN V. HOLM and PETER T. NOONE, and each of them, with full power of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 19, 2005, at 10:00 a.m. local time, at the Rihga Royal Hotel, 151 West 54th Street, New York, New York 10019, or at any adjournment or postponement thereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The Board of Directors recommends a vote “FOR” all nominees for director and “FOR” the ratification of the appointment of KPMG Hungaria Kft. To vote in accordance with the Board’s recommendations, just sign on the reverse side; no boxes need to be marked. The shares represented by this proxy will be voted as directed by the stockholder, but if no instructions are specified as to any item or all items on a properly executed proxy, this proxy will be voted, with respect to such item(s), as follows: for the election of the Board nominees and for the ratification of the appointment of KPMG Hungaria Kft. If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.	The election as directors of all nominees listed below to serve until the 2006 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

INSTRUCTION: To withhold your vote for one or more individual nominees, mark “FOR ALL EXCEPT” and strike a line through the name(s) of such person(s) in the list below.

OLE BERTRAM	JESPER HELMUTH LARSEN	JOHN B. RYAN
KIM FRIMER	CHRISTIAN EYDE MOELLER	WILLIAM E. STARKEY

☐ VOTE FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES	☐ FOR ALL EXCEPT
2.	Ratification of the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Meeting and an Annual Report to Stockholders for the fiscal year ended December 31, 2004.

DATED:	, 2005

Signature

Signature

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.